                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                    AND RELATIVE, PARTICIPATING, OPTIONAL AND
                        OTHER SPECIAL RIGHTS OF PREFERRED
                      STOCK AND QUALIFICATIONS, LIMITATIONS
                            AND RESTRICTIONS THEREOF

                                       OF

                              SERIES A CONVERTIBLE
                                 PREFERRED STOCK

                                       OF

                               REGISTER.COM, INC.

                            -------------------------

                        Pursuant to Section 151(g) of the

                        Delaware General Corporation Law

                            -------------------------


                  Register.com, Inc., a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in Article Fourth of its Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and in accordance with the provisions of Section 151(g) of the Delaware General Corporation Law, the Board of Directors of the Corporation by unanimous written consent dated June 25, 1999 adopted the following resolution, which resolution remains in full force and effect on the date hereof:

                  RESOLVED, that there is hereby established a series of authorized preferred stock having a par value of $0.0001 per share, which series shall be designated as "Series A Convertible Preferred Stock" (the "Series A Preferred Stock"), which shares shall consist of 1,917,000 shares and shall have the following voting powers, preferences and relative participating, optional and other special rights, and qualifications, limitations and restrictions:

         1. Certain Definitions.

                  Unless the context otherwise requires, the terms defined in this paragraph 1 shall have, for all purposes of this resolution, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

                  Business Day. The term "Business Day" shall mean a day other than a Saturday or Sunday or any federal holiday.

                  Common Equity. The term "Common Equity" shall mean all shares now or hereafter authorized of any class of common stock of the Corporation, including the Common Stock, and any other stock of the Corporation, howsoever designated, and authorized after the Initial Issue Date, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

                  Common Stock. The term "Common Stock" shall mean the common stock, par value $0.0001 per share, of the Corporation.

                  Conversion Date. The term "Conversion Date" shall have the meaning set forth in subparagraph 4(b) below.

                  Conversion Price. The term "Conversion Price" shall initially mean $12.00 per share and thereafter shall be subject to adjustment from time to time pursuant to the terms of paragraph 4 below.

                  Initial Issue Date. The term "Initial Issue Date" shall mean the date that shares of Series A Preferred Stock are first issued by the Corporation.

                  Junior Stock. The term "Junior Stock" shall mean Common Equity and any class or series of stock of the Corporation authorized after the Initial Issue Date which is not entitled to receive any assets upon liquidation, dissolution or winding up of the affairs of the Corporation until the Series A Preferred Stock, and any class or series of Parity Stock, shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.

                  Last Offer. The term "Last Offer" shall have the meaning set forth in subparagraph 6(i) below.

                  Liquidation Preference. The term "Liquidation Preference" shall mean $12.00 per share.

                  New Shares. The term "New Shares" shall have the meaning set forth in subparagraph 6(c) below.

                  Parity Stock. The term "Parity Stock" shall mean the Exchangeable Preferred Stock of the Corporation, and any other class or series of preferred stock which is entitled to receive payment of dividends or assets upon liquidation, dissolution or winding up of the Corporation on a parity with the Series A Preferred Stock.

                  Preissuance Notice. The term "Preissuance Notice" shall have the meaning set forth in subparagraph 6(d) below.

                  Qualified IPO. The term "Qualified IPO" shall have the meaning set forth in subparagraph 4(j) below.

                  Qualified Sale. The term "Qualified Sale" shall have the meaning set forth in subparagraph 6(i) below.

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

                  Rights. The term "Rights" shall mean any options, warrants, convertible or exchangeable securities or other rights, however denominated, to subscribe for, purchase or otherwise acquire Common Stock or other Rights to subscribe for purchase or otherwise acquire Common Stock, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.

         2. Dividends.

                  There will be no dividends payable on the Series A Preferred Stock unless declared by the Board of Directors of the Corporation. To the extent permitted by the holders of Series A Preferred Stock (in accordance with the terms and conditions of paragraph 5, below), the holders of Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, such cash or property dividends on the same terms and conditions and at the same times as the holders of the Corporation's Common Stock are entitled to receive any such dividend. Cash or property dividends shall be paid at an equal rate per share for all outstanding shares of Series A Preferred Stock, with the then outstanding shares of Series A Preferred Stock deemed to be that number of shares equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock are then convertible.

         3. Distributions Upon Liquidation, Dissolution or Winding Up.

                  (a) In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation, before any payment or distribution shall be made to the holders of any Junior Stock, the holders of Series A Preferred Stock shall be entitled to be paid, out of the assets of the Corporation, in cash or property, at its fair market value as determined by the Board of Directors of the Corporation, the Liquidation Preference per share, plus an amount equal to all dividends accrued and unpaid thereon to the date of such liquidation or dissolution or such other winding up, as such amount may be adjusted from time to time in accordance with the provisions of paragraph 4 hereof, and the holders of any Parity Stock shall be entitled to any preferential amount provided therefor in the Corporation's Certificate of Incorporation out of the assets of the Corporation available for distribution to its stockholders. Except as provided in this paragraph, holders of Series A Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation.

                  (b) If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the assets of the Corporation shall be insufficient to permit the payment in full of any preferential amount that is on such event payable with respect to any Parity Stock, and the Liquidation Preference per share plus an amount equal to all dividends accrued and unpaid on the Series A Preferred Stock, as such amount may be adjusted from time to time in accordance with the provisions of paragraph 4 hereof, then the assets of the Corporation shall be ratably distributed among the holders of Series A Preferred Stock and any Parity Stock in proportion to the full amounts to which they would otherwise be respectively entitled if all amounts to be paid with respect thereto, pursuant to the foregoing, were paid in full. In the event of a merger or sale of substantially all of the assets of the Corporation, or any similar transaction where the Corporation's then existing shareholders would represent less than 50% of the voting power of the combined or surviving entity, such a transaction will be treated as a liquidation subject to the terms and provisions of this paragraph 3 if the holders of more than 50% of the outstanding Series A Preferred Stock shall so elect prior to such transaction.

         4. Conversion Rights.

                  (a) A holder of shares of Series A Preferred Stock may convert such shares into Common Stock at any time. For the purposes of conversion, each share of Series A Preferred Stock shall be valued at the Liquidation Preference, which shall be divided by the Conversion Price in effect on the Conversion Date to determine the number of shares issuable upon conversion. Immediately following such conversion, the rights of the holders of converted Series A Preferred Stock shall cease and the persons entitled to receive the Common Stock upon the conversion of Series A Preferred Stock shall be treated for all purposes as having become the owners of such Common Stock.

                  (b) To convert Series A Preferred Stock, a holder must, except as provided below, (i) surrender the certificate or certificates evidencing the shares of Series A Preferred Stock to be converted, duly endorsed, at the office of the Corporation or transfer agent for the Series A Preferred Stock, (ii) notify the Corporation at such office that he elects to convert Series A Preferred Stock, and the number of shares he wishes to convert, (iii) state in writing the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued, and (iv) pay any transfer or similar tax, if required by the second sentence of subparagraph 4(d), below. With respect to
(ii) above, in the event that a holder fails to notify the Corporation of the number of shares of Series A Preferred Stock which he wishes to convert, he shall be deemed to have elected to convert all shares represented by the certificate or certificates surrendered for conversion. The date on which the holder satisfies all the above requirements is the "Conversion Date." As soon as practical thereafter, the Corporation shall deliver to that converting holder a certificate for the number of full shares of Common Stock issuable upon the conversion and a new certificate representing the unconverted portion, if any, of the shares of Series A Preferred Stock represented by the certificate or certificates surrendered for conversion. The person in whose name the Common Stock certificate is registered shall be treated as the stockholder of record on and after the Conversion Date. No payment or adjustment will be made for accrued and unpaid dividends on converted shares of Series A Preferred Stock or dividends on any Common Stock issued. However, dividends will be paid on any dividend payment date with respect to Series A Preferred Stock surrendered for conversion after a record date for the payment of a dividend to the registered holder of Series A Preferred Stock on such record date, and all dividends otherwise accrued on the Series A Preferred Stock but previously unpaid shall be paid in cash promptly upon conversion. If a holder of Series A Preferred Stock converts more than one share at any time, the number of full shares of Common Stock issuable upon conversion shall be based on the total value of all shares of Series A Preferred Stock converted.

                  (c) The Corporation will not issue any fractional shares of Common Stock upon conversion of Series A Preferred Stock. Instead, any fractional share of Common Stock resulting from the conversion of Series A Preferred Stock that is .5 or greater shall be rounded up to the next whole share, and any fractional share of Common Stock resulting from the conversion of Series A Preferred Stock that is less than .5 shall be rounded down to the next whole share.

                  (d) If a holder converts shares of Series A Preferred Stock, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issuance of shares of Common Stock upon the conversion. However, the holder shall pay any such tax which is due because the shares are issued in a name other than the holder's name.

                  (e) The Corporation has reserved and shall continue to reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury enough shares of Common Stock to permit the conversion of the Series A Preferred Stock in full. All shares of Common Stock which may be issued upon conversion of Series A Preferred Stock shall be fully paid and nonassessable. The Corporation will comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of Series A Preferred Stock and will list such shares on each national securities exchange, or automated quotation system, if any, on which the Common Stock is listed or quoted.

                  (f) If the Corporation:

                           (i) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock;

                           (ii) subdivides its outstanding shares of Common Stock into a greater number of shares;

                           (iii) combines its outstanding shares of Common Stock into a smaller number of shares; or

                           (iv) issues by reclassification or reorganization of its Common Stock any shares of its capital stock;

then the Conversion Price in effect immediately prior to such action shall be adjusted so that any holder of Series A Preferred Stock thereafter converting his Series A Preferred Stock will receive the number of shares of capital stock of the Corporation which he would have owned immediately following such action, as if he had converted his Series A Preferred Stock immediately prior to such action. The adjustment shall become effective immediately after the record date in the case of dividend or distribution and immediately after the effective date of a subdivision, combination, reclassification or reorganization. Such adjustment shall be made successively whenever any event listed above shall occur. If, after an adjustment referred to in clauses (i) through (iv) above, a holder of Series A Preferred Stock, upon conversion of such stock may receive shares of two or more classes of capital stock of the Corporation, the Corporation shall determine the allocation of the adjusted Conversion Price between the classes of capital stock. After such allocation, the Conversion Price of each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this subparagraph
(f).

                  (g) If, during the 18-month period following the Initial Issue Date, the Corporation issues additional shares of Common Stock, or securities exchangeable or convertible into Common Stock (other than pursuant to warrants, options, securities and other similar rights issued and outstanding as of the Initial Issue Date or which the Corporation as of the Initial Issue Date is obligated to issue), for consideration of less than $10.00 per share (as such dollar amount is adjusted pursuant to subparagraph 4(f) above), the Conversion Price shall be reduced to the price per share at which such additional shares of Common Stock are issued or are issuable; provided, however, that in no event shall the Conversion Price be reduced below $8.00 per share (as such dollar amount is adjusted pursuant to subparagraph 4(f) above) pursuant to the terms and provisions of this subparagraph 4(g).

                  The adjustment shall be made successively whenever any such issuance is made, and shall become effective immediately after such issuance. This subparagraph 4(g) does not apply to (i) the conversion of Series A Preferred Stock, or the conversion, exchange or exercise of other securities convertible into or exchangeable or exercisable for Common Stock, (ii) up to 750,000 shares of Common Stock issued to the Corporation's directors, officers, employees, consultants and independent contractors upon exercise of stock options granted after the date hereof with an exercise price of less than $10.00 per share (or such dollar amount as adjusted pursuant to subparagraph 4(f) above) under bona fide stock option or employee benefit plans adopted by the Board of Directors of the Corporation and approved by the holders of Common Stock when required by law, or (iii) Common Stock or Rights issued to acquire, or in the acquisition of, all or any portion of a business as a going concern, in an arm's length transaction between the Corporation and an unaffiliated third party, whether such acquisition shall be effected by purchase of assets, exchange of securities, merger, consolidation or otherwise; provided, that a majority of the Board of Directors of the Corporation shall have determined in good faith that the fair market value of such shares of Common Stock is at least $10.00 per share (or such dollar amount as adjusted pursuant to subparagraph 4(f) above).

                  (h) For purposes of any computation respecting consideration received pursuant to subparagraph 4(g) above, the following shall apply:

                           (i) in case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Corporation for any underwriting of the issue or otherwise in connection therewith;

                           (ii) in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors of the Corporation (irrespective of the accounting treatment thereof); provided, that if any Director shall have an interest in the stock issuance transaction, the fair market value of the Corporation's Common Stock shall, for the purposes of such transaction, be determined by a majority of the disinterested Directors; and

                           (iii) in the case of the issuance of options, warrants or other securities convertible into or exchangeable or exercisable for shares, the aggregate consideration received therefor shall be deemed to be the consideration received by the Corporation for the issuance of such options, warrants or other securities plus the additional minimum consideration, if any, to be received by the Corporation upon the conversion or exchange or exercise thereof (the consideration in each case to be determined in the same manner as provided in clauses (i) and (ii) of this subparagraph 4(h).

                  (i) No adjustment in the Conversion Price need be made unless the adjustment would require an increase or decrease of at least 1% in the Conversion Price. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph 4 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

                  (j) The Series A Preferred Stock shall be converted automatically into Common Stock, at the then applicable Conversion Price, upon the completion of a registered underwritten public offering of Common Stock of the Corporation, provided that such public offering (1) raises gross proceeds for the Corporation of at least $20,000,000, and (2) occurs at an offering price per share of Common Stock of at least $18.00 (or such dollar amount as adjusted pursuant to subparagraph 4(f) above) (any such public offering, a "Qualified IPO"). The Qualified IPO condition contained in clause (2) above shall not apply if Mr. Michael Marocco is not, at the time of such Qualified IPO, employed by either of Sandler Capital Partners IV, L.P. or Sandler Capital Partners IV FTE, L.P., two of the original purchasers of Series A Preferred Stock.

                  (k) No adjustment in the Conversion Price need be made under this paragraph 4 for (1) rights to purchase Common Stock pursuant to a Corporation plan for reinvestment of dividends, or (2) any change in the par value or no par value of the Common Stock, and in no event shall any adjustment made under this paragraph 4 reduce the Conversion Price below the par value of the Common Stock, provided, that in the event of an increase in the par value of the Common Stock pursuant to any of the types of transactions described in subparagraph 4(f) above, the Conversion Price shall not adjust under this paragraph 4; and provided further, that in the event of an increase in the par value of the Common Stock not pursuant to any of the types of transactions described in subparagraph 4(f) above, the Conversion Price shall adjust as provided in this paragraph 4.

                  (l) Whenever the Conversion Price is adjusted, the Corporation shall promptly mail to holders of Series A Preferred Stock, first class, postage prepaid, a notice of the adjustment. The Corporation shall file with the transfer agent, if any, for Series A Preferred Stock, a certificate from the Corporation's Chief Financial Officer or equivalent officer or independent public accountants briefly stating the facts requiring the adjustment and the manner of computing it. Subject to subparagraph 4(q) below, the certificate shall be conclusive evidence that the adjustment is correct.

                  (m) The Corporation from time to time may reduce the Conversion Price by any amount for any period of time if the period is at least twenty (20) Business Days and if the reduction is irrevocable during the period, but in no event may the Conversion Price be less than the par value of a share of Common Stock. Whenever the Conversion Price is reduced, the Corporation shall mail to holders of Series A Preferred Stock a notice of the reduction. The Corporation shall mail, first class, postage prepaid, the notice at least 15 days before the date the reduced Conversion Price takes effect. The notice shall state the reduced Conversion Price and the period it will be in effect. A reduction of the Conversion Price pursuant to this subparagraph 4(m) does not change or adjust the Conversion Price otherwise in effect for purposes of subparagraphs 4(f) and 4(g) above.

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                  (n) If:

                           (i) the Corporation takes any action which would require an adjustment in the Conversion Price pursuant to clause (iv) of subparagraph 4(f) above; or

                           (ii) the Corporation consolidates or merges with, or transfers all or substantially all of its assets to, another corporation, and stockholders of the Corporation must approve the transaction; or

                           (iii) there is a dissolution or liquidation of the Corporation;

a holder of Series A Preferred Stock may want to convert such stock into shares of Common Stock prior to the record date for, or the effective date of, the transaction so that he may receive the rights, warrants, securities or assets which a holder of shares of Common Stock on that date may receive. Therefore, the Corporation shall mail to such holders, first class, postage prepaid, a notice stating the proposed record or effective date, as the case may be, of the transaction described in (i), (ii) or (iii) above, as applicable. The Corporation shall mail the notice at least ten (10) days before such date. Failure to mail the notice or any defect in such notice shall not affect the validity of any transaction referred to in clause (i), (ii) or (iii) of this subparagraph 4(n).

                  (o) If the Corporation is party to a merger which reclassifies or changes its Common Stock, upon consummation of such transaction, Series A Preferred Stock shall automatically become convertible into the kind and amount of securities, cash or other assets which the holder of Series A Preferred Stock would have owned immediately after the consolidation, merger, transfer or reclassification if such holder had converted his Series A Preferred Stock into Common Stock immediately before the effective date of the transaction, and appropriate adjustment (as determined by the Board of Directors of the Corporation) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Series A Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be feasible, in relation to any shares of stock or other securities or property thereafter deliverable upon the conversion of Series A Preferred Stock. If this subparagraph 4(o) applies, subparagraph 4(f) does not apply.

                  (p) In any case in which this paragraph 4 shall require that an adjustment to the Conversion Price as a result of any event is to become effective from and after a record date, the Corporation may elect to defer until after the occurrence of such event the issuance to the holder of any shares of Series A Preferred Stock converted after such record date and before the occurrence of such event of the additional shares of Common Stock issuable upon such conversion, over and above the shares issuable on the basis of the Conversion Price in effect immediately prior to adjustment.

                  (q) Except as provided in the immediately following sentence, any determination that the Corporation or its Board of Directors must make pursuant to this paragraph 4 shall be conclusive. Whenever the Corporation or its Board of Directors shall be required to make a determination under this paragraph 4, such determination shall be made in good faith and may be challenged in good faith by a majority of the holders of Series A Preferred Stock, and any dispute shall be resolved, at the Corporation's expense, by an investment banking firm of recognized national standing selected by the Corporation and acceptable to such holders of Series A Preferred Stock.

                  (r) All shares of Series A Preferred Stock converted pursuant to this paragraph 4 shall be retired and shall be restored to the status of authorized and unissued shares of preferred stock, without designation as to series, and may thereafter be reissued as shares of any series of preferred stock other than Series A Preferred Stock.

         5. Voting Rights.

                  (a) The holders of Series A Preferred Stock shall vote as a class on matters with respect to which they have a class voting right under Delaware Law. In addition, other than as may be set forth herein with respect to a specific series of Preferred Stock, and subject thereto, each holder of shares of Series A Preferred Stock shall be entitled to vote on all matters, including the election of directors, and, except as otherwise expressly provided herein or by law, shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which such shares of Series A Preferred Stock could be converted, pursuant to the provisions of paragraph 4 above, at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken. Except as otherwise expressly provided herein, the holders of Series A Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

                  (b) The Corporation shall not, without the consent of the holders of a majority of the Series A Preferred Stock:

                           (i) enter into any non-Internet-related activity or business, other than those activities or businesses directly or indirectly related to the Corporation's Internet and small business strategy;

                           (ii) amend its Certificate of Incorporation or By-laws in any manner that would adversely affect the rights, preferences or privileges of the Series A Preferred Stock;

                           (iii) declare dividends on the Common Stock or on any class or series of Preferred Stock; or

                           (iv) issue any class or series of preferred stock which is entitled to receive assets upon liquidation, dissolution or winding up of the Corporation senior in priority and preference to the Series A Preferred Stock.

         6. Right of First Offer

                  (a) The Corporation hereby grants to each of the holders of Series A Preferred Stock the right of first offer to purchase, pursuant to the terms set forth herein, such holder's pro rata share (determined as hereinafter provided) of all or any part of any New Shares (as defined in subparagraph 6(c) below) which the Corporation may, from time to time, propose to issue.

                  (b) Any holder's pro rata share, for purposes of such right of first offer with respect to any issuance of New Shares, is the ratio of (i) the number of outstanding shares of Common Stock held of record by such holder and, with respect to the shares of Series A Preferred Stock held by such holder, the largest number of full shares of Common Stock into which such shares of Series A Preferred could be converted, to (ii) the total number of outstanding shares of Common Stock held of record by all holders of Series A Preferred Stock and the largest number of full shares of Common Stock into which all shares of Series A Preferred could be converted.

                  (c) Except as set forth below, "New Shares" shall mean any shares of Common Stock or Rights issued or sold or proposed to be issued or sold by the Corporation on or after the Initial Issue Date. "New Shares" does not include (i) the shares of Series A Preferred Stock issued and sold after the Initial Issue Date, warrants issued and sold by the Corporation to the initial purchasers of the Series A Preferred Stock in connection with their purchase thereof or any shares of Common Stock issued upon exercise of any thereof, (ii) the warrants issued or to be issued to Legg Mason Wood Walker, Incorporated ("Legg Mason") pursuant to the letter agreement, dated as of January 14, 1999, between the Corporation and Legg Mason and the shares of Common Stock issued upon exercise thereof, (iii) shares of Common Stock or Rights issued in consideration of the acquisition of all or any portion of a business as a going concern, whether such acquisition shall be effected by a purchase of assets, exchange of securities, merger, consolidation, reorganization or otherwise, (iv) shares of Common Stock or Rights offered or proposed to be offered to the public pursuant to a registration statement filed under the Securities Act or to any underwriter of any such offering, (v) shares of Common Stock or Rights issued in connection with any stock split or stock dividend by the Corporation, (vi) shares of Common Stock or Rights which the Corporation and the holders of at least 50% of the issued and outstanding shares of the Series A Preferred Stock agree in writing at any time and from time to time should not be subject to the rights of first offer of the holders of Series A Preferred Stock pursuant to this paragraph 6, (vii) shares of Common Stock or Rights issued upon exercise, exchange or conversion of any Rights as to which the holders of Series A Preferred Stock shall have been afforded the opportunity to exercise their rights of first offer pursuant to this paragraph 6, (viii) stock options granted to the Corporation's directors, officers, employees, consultants and independent contractors pursuant to bona fide stock option or employee benefit plans of the Corporation approved by a majority of either the Board of Directors of the Corporation or committee of the Board of Directors of the Corporation delegated to perform such function, or shares of Common Stock issued upon exercise thereof, (ix) shares of Common Stock or Rights issued to any person(s) deemed to be "strategic" investors as determined in the good faith judgment of a majority of the Board of Directors of the Corporation (excluding any director designated by holders of the Series A Preferred), (x) shares of Common Stock issued upon exercise of Rights outstanding on the Initial Issue Date, or (xi) shares of Common Stock issued upon exercise, exchange or conversion of any Rights referred to in any preceding clause of this sentence. No adjustment in the number of shares of Common Stock issuable or issued upon exercise, exchange or conversion of any of the Rights referred to in the immediately preceding sentence by reason of original provisions thereof which provide for an automatic adjustment upon the occurrence of specified events shall be deemed to be an issuance or proposed issuance of New Shares.

                  (d) In the event the Corporation plans to undertake an issuance of New Shares, it shall give each holder of the Series A Preferred Stock written notice of such intention (the "Preissuance Notice"). The Preissuance Notice shall contain all of the following information to the extent known by the Corporation and applicable to the proposed issuance: (i) specify the kind and amount of New Shares proposed to be issued, (ii) if such New Shares consist of or include Rights, briefly describe the terms of such Rights, (iii) state the method or manner of issuance, (iv) state the kind(s) and amount(s) of consideration for which such New Shares are proposed to be issued, (v) state that the Corporation has informed each purchaser, if any, of the existence and requirements of this paragraph 6, and (vi) if the consideration for any issuance of New Shares does not consist entirely of cash, the Preissuance Notice must state the good faith evaluation, upon a reasonable basis therefor, of the Board of Directors of the Corporation of the fair market value of such noncash consideration. If the holders of the Series A Preferred Stock are unable to deliver such noncash consideration, as of the date the Preissuance Notice is given, such holders may deliver cash consideration equal to such fair market value of such noncash consideration.

                  (e) The holders of the Series A Preferred Stock shall have an option, exercisable for a period of 15 days from the date of delivery of the Preissuance Notice, to indicate its nonbinding interest in purchasing its pro rata share (as defined in subparagraph (b) above) of the New Shares on the terms and conditions set forth in the Preissuance Notice. Such option shall be exercised by delivery by such holder of written notice to the Corporation.

                  (f) In the event options indicating an interest to purchase have been exercised by such holders with respect to some but not all of the New Shares, those holders who have exercised their options within the 15-day period specified in subparagraph 6(d) shall have an additional option, for a period of five days next succeeding the expiration of such 15-day period, to indicate an interest to purchase all or any part of the balance of such New Shares on the terms and conditions set forth in the Preissuance Notice, which option shall be exercised by the delivery of written notice to the Corporation. In the event there are two or more such holders that choose to exercise the last-mentioned option for a total number of New Shares in excess of the number available, the New Shares available for each such holder's option shall be allocated to such holder on a pro rata basis (as defined in subparagraph (b) above).

                  (g) If options indicating an interest to purchase the New Shares are not fully exercised as to all of the New Shares, the options shall terminate and none of the parties shall have any liability or further obligation to the other.

                  (h) If the options indicating an interest to purchase the New Shares are exercised in full by one or more of the holders of the Series A Preferred Stock, then the Corporation and such holders of the Series A Preferred Stock (or their duly authorized representatives) shall immediately commence negotiations of a definitive purchase agreement with respect to the purchase of the New Shares. If the Corporation and such holders do not execute and deliver such a definitive purchase agreement within 10 days thereof, none of the parties shall have any liability or further obligation to the other.

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

                  (i) If the options are not fully exercised or if the parties are unable to execute and deliver a definitive agreement as set forth in subparagraphs 6(f) and (h), respectively, then the Corporation thereafter shall have 180 days to consummate a Qualified Sale, commencing from the earlier of the 15-day period specified in subparagraph (d) above and the 10-day period specified in subparagraph (h) above. A "Qualified Sale" shall mean a sale of either (x) New Shares with substantially similar powers, preferences, privileges, rights, restrictions, qualifications and limitations as the New Shares described in the Last Offer (as defined below), and otherwise sold on terms and conditions substantially similar to those set forth in the Last Offer, or (y) New Shares with different powers, preferences, privileges and rights, restrictions, qualifications and limitations as the New Shares described in the Last Offer, and otherwise sold on different terms and conditions from those set forth in the Last Offer, which differences, taken as a whole, are not less favorable to the Corporation than the New Shares and terms and conditions of the sale thereof as set forth in the Last Offer. The determination as to whether any such sale satisfies either clause (x) or (y) above shall be determined by a majority of the Board of Directors of the Corporation (excluding any director designated by holders of the Series A Preferred Stock) acting in good faith, which determination shall be conclusive and binding on all holders of Series A Preferred Stock. The term "Last Offer" shall mean the last to occur of the following prior to the expiration of the options or the termination of negotiations, as the case may be: (1) the Preissuance Notice, (2) the last written offer to purchase New Shares provided to the Corporation by the holders of Series A Preferred Stock, if any, or (3) the last written offer to sell New Shares provided to the holders of the Series A Preferred Stock by the Corporation, if any. In the event the Corporation has not sold New Shares satisfying either clause (x) or (y) above within such 180-day period, the Corporation shall not thereafter sell New Shares without first offering such New Shares to the holders of the Series A Preferred Stock in accordance with the procedures and time periods set forth above.

         7. Headings of Subdivisions.

                  The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

         8. Severability of Provisions.

                  If any voting powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock and all other qualifications, limitations and restrictions with respect thereto set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

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


                  IN WITNESS WHEREOF, the Corporation has caused this certificate to be duly executed by Richard D. Forman, President and Chief Executive Officer, this 20th day of June, 1999.



                                     REGISTER.COM, INC.


                                     By: /s/ Richard D. Forman
                                         ------------------------
                                         Name: Richard D. Forman
                                         Title: President & CEO


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